Exhibit 99.1

Community Bankers Trust Corporation Reports Results for Third Quarter 2013

Quarterly Net Income of $1.8 million

Glen Allen, VA, October 25, 2013 - Community Bankers Trust Corporation (the “Company”) (NASDAQ: ESXB), the holding company for Essex Bank (the “Bank”), today reported results for the third quarter of 2013 including the following:

Financial

•	Net income for the third quarter of 2013 was $1.8 million, compared with net income of $1.6 million for the second quarter of 2013 and net income of $1.8 million for the third quarter of 2012.

•	Net income of $4.7 million for the nine months ended September 30, 2013 is an increase of 17.6%, or $704,000, over the same period in 2012.

•	Non-accrual loans declined $2.6 million, or 16.6%, during the quarter to equal $13.0 million at September 30, 2013. Since September 30, 2012, the level of non-accrual loans has declined $12.7 million, or 49.3%.

•	The ratio of the allowance for loan losses to nonaccrual loans increased to 81.67% at September 30, 2013 compared with 61.38% at December 31, 2012 and 55.59% at September 30, 2012.

Strategic

•	During the quarter, the Bank entered into an agreement to sell its four branches in Georgia and approximately $192.2 million in related deposits to Community & Southern Bank. The transfer is expected to be completed on November 8, 2013. Accordingly, these deposits were classified as “deposits held for sale” on the balance sheet at September 30, 2013. This transaction will add significant savings to the Company in 2014.

•	Management entered into a loan sale agreement with another financial institution to sell approximately $25.4 million of the loan portfolio in Georgia. Likewise, these loans were classified as “loans held for sale” at September 30, 2013. This transaction is scheduled to close in late October 2013.

•	During the quarter, the Company redeemed $4.5 million of the principal on its TARP preferred stock investment from the United States Treasury. This payment was the first of a plan to extinguish TARP funds by early 2015 without compromising the Company’s capital position. With the redemption, the original investment was reduced from $17.680 million to $13.180 million. The Company plans to continue to make principal payments quarterly, subject to required approvals.

Rex L. Smith, III, President and Chief Executive Officer of the Company and the Bank, stated, “This was a quarter of great progress for the Company. Our nonperforming loans are the lowest level in over three years demonstrating our successful efforts to resolve our past credit issues. While the Georgia branches gave the Company needed liquidity at the time of their acquisition, they no longer fit with the strategic focus of growth for the franchise. Our strategy all along has been to consolidate the Company in the appropriate areas while realigning the balance sheet and clearing our credit problems from the past. Paying back TARP principal in a non-dilutive manner was also in the plan and that has begun. The sale of the Georgia branches is the last step in that strategy and it poises us for future growth in value.

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 “We can now focus on the markets around our core franchise where we can gain competitive advantage. We will accomplish this through a combination of de novo branching, expansion of loan production offices and acquisitions that are accretive in value. This is a key objective that we have worked hard to reach, and it is one that will build significant value for the Company and our shareholders”

RESULTS OF OPERATIONS

Net income was $1.8 million for the third quarter of 2013. This compares with net income of $1.8 million in the third quarter of 2012 and net income of $1.6 million in the second quarter of 2013. Net income available to common stockholders was $1.5 million in the third quarter of 2013 compared with net income available to common stockholders of $1.5 million in the third quarter of 2012 and net income available to common stockholders of $1.3 million in the second quarter of 2013. Earnings per common share, basic and fully diluted, were $0.07 per share for the third quarter of 2013 compared with $0.07 per share for the third quarter of 2012 and $0.06 per share for the second quarter of 2013.

For the nine months ended September 30, 2013, net income was $4.7 million compared with $4.0 million for the same period in 2012. Earnings per common share, basic and fully diluted, were $0.18 and $0.15 for the first nine months of 2013 and 2012, respectively. Fully diluted earnings per share have increased sequentially each quarter of 2013 and were $0.05 in the first quarter, $0.06 in the second quarter and $0.07 in the third quarter. Net income improved $704,000, or 17.6%, and was driven by a reduction of $2.7 million in noninterest expenses that was partially offset by a $1.7 million decrease in noninterest income.

The following table presents summary income statements for the three months and nine months ended September 30, 2013 and September 30, 2012 and the three months ended June 30, 2013.

SUMMARY INCOME STATEMENT
(Dollars in thousands)	For the three months ended			For the nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest income	$13,171	$12,491	$12,872	$37,828	$40,800
Interest expense	1,749	1,791	2,339	5,434	7,638
Net interest income	11,422	10,700	10,533	32,394	33,162
Provision for loan losses	-	-	-	-	750
Net interest income after provision for loan losses	11,422	10,700	10,533	32,394	32,412
Noninterest income	593	1,338	2,471	3,257	4,908
Noninterest expense	9,433	9,758	10,358	28,902	31,611
Net income before income taxes	2,582	2,280	2,646	6,749	5,709
Income tax expense	800	673	837	2,036	1,700
Net income	1,782	1,607	1,809	4,713	4,009
Dividends on preferred stock	208	221	221	650	663
Accretion of preferred stock discount	73	59	55	190	165
Net income available to common stockholders	$1,501	$1,327	$1,533	$3,873	$3,181

EPS Basic	$0.07	$0.06	$0.07	$0.18	$0.15
EPS Diluted	$0.07	$0.06	$0.07	$0.18	$0.15

Interest Income

Interest income was $13.2 million for the third quarter of 2013, an increase of $680,000, or 5.4%, from $12.5 million in the second quarter of 2013. The primary driver of this linked quarter increase was the pay-off on a commercial acquisition and development (A&D) loan in the FDIC covered loan portfolio during the third quarter of 2013. The pool of A&D loans was written down to a $0 carrying value in 2011, and thus any disposition or settlement results in dollar-for-dollar interest income recognition. In this instance, the Bank recognized $895,000 in interest income, with a net profit of $806,000. The reduction to interest income, resulting in the net profit, is in related indemnification asset amortization, as covered below.

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Interest income increased $299,000, or 2.3%, when comparing the third quarters of 2013 and 2012. Interest and fees on FDIC covered loans increased $607,000, or 20.7%, when comparing the third quarter of 2013 to the third quarter of 2012. This was due to the aforementioned disposition of the A&D loan. Loans covered by the FDIC shared loss agreements either make scheduled principal payments, payoff, mature or are charged-off and billed at a rate of 80% of loss to the FDIC. Once these balances decline, amounts represented by the FDIC guarantee is reduced. Non-covered interest and fees on loans declined $197,000, or 2.6%, to $7.5 million during the same time period. While loan balances have grown, competition continues to compress loan yields. Non-covered loan yield declined from 5.54% in the third quarter of 2012 to 5.03% in the third quarter of 2013. Interest income on securities declined slightly, by $113,000, to $2.1 million for the third quarter of 2013 when compared with the third quarter of 2012. The yield on securities, on a tax-equivalent basis, decreased from 2.88% in the third quarter of 2012 to 2.79% in the third quarter of 2013.

For the nine months ended September 30, 2013, interest income of $37.8 million represented a decrease of $3.0 million, or 7.3%, from interest income of $40.8 million for the same period in 2012. Interest and fees on FDIC covered loans declined $2.3 million when comparing the nine months ended September 30, 2013 to the same period in 2012. Interest and fees on non-covered loans was $22.6 million for the nine months ended September 30, 2013 compared with $23.0 million for the same period in 2012. The rate earned on these balances declined from 5.54% for the first nine months of 2012 to 5.17% for the first nine months of 2013. This rate decline was mitigated, in large part, by an increase of $32.1 million, or 5.8%, in the average balance of non-covered loans when comparing the nine month periods of 2013 and 2012. Interest and dividends on securities decreased $370,000 when comparing the first nine months of 2012 to the same period in 2013, and was $6.2 million for the first nine months of 2013 compared with $6.6 million for the same period in 2012. The yield on securities, on a tax-equivalent basis, was 2.73% for the first nine months of 2013, a decline from 3.03% for the first nine months of 2012. The lower yield is the result of reinvesting maturing securities in a lower yielding market, coupled with the purchase of shorter durations.

Interest Expense

Interest expense was $1.7 million for the third quarter of 2013 compared with interest expense of $1.8 million in the second quarter of 2013, an improvement of $42,000, or 2.3%. While average interest bearing liabilities increased $8.2 million during the third quarter, the cost of interest bearing liabilities declined from 0.79% in the second quarter of 2013 to 0.75% in the third quarter of 2013.

Year-over-year, interest expense declined $590,000, from $2.3 million in the third quarter of 2012 to $1.7 million in the third quarter of 2013. This expense decline of 25.2% resulted from a 27 basis point decline in the cost of interest bearing funds while average balances increased $7.7 million over the same period. The cost of deposits declined similarly from 0.95% in the third quarter of 2012 to 0.72% for the third quarter of 2013. The cost of FHLB and other borrowings also exhibited improvement, from 2.56% in the third quarter of 2012 to 1.28% in the third quarter of 2013.

For the nine months ended September 30, 2013, total interest expense declined $2.2 million, or 28.9%, and was $5.4 million compared with $7.6 million for the same period in 2012. The cost of interest bearing deposits decreased from $6.7 million to $4.9 million when comparing the first nine months of 2012 and 2013, respectively. The rate paid on average total interest bearing deposits declined from 1.02% to 0.75%. The cost of FHLB and other borrowings declined to 1.38% for the first nine months of 2013 compared with 3.12% for the same period in 2012. The cost of total interest bearing liabilities decreased from 1.12% for the first nine months of 2012 to 0.79% for the same period in 2013.

Net Interest Income

Net interest income was $11.4 million for the quarter ended September 30, 2013, compared with $10.7 million for the quarter ended June 30, 2013.  This represents an increase of $722,000, or 6.7%. On a tax equivalent basis, net interest income was $11.5 million for the third quarter of 2013 compared with $10.8 million for the second quarter of 2013. An increase of 20 basis points in the yield on earning assets, coupled with a four basis point decline in the cost of interest bearing liabilities, improved the interest spread and net interest margin on a linked quarter basis. The primary driver to the increase in yield was related to the covered loan portfolio, which yielded 18.11% due to the disposition of the A&D loan mentioned above. The tax equivalent net interest margin increased from 4.32% in the second quarter of 2012 to 4.55% in the third quarter of 2013. The interest spread increased from 4.25% to 4.49% on a linked quarter basis.

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Year-over-year, net interest income increased $889,000, or 8.4%, from $10.5 million in the third quarter of 2012 to $11.4 million in the third quarter of 2013. This was primarily the result of an increase in the Company’s net interest spread, from 4.25% in the third quarter of 2012 to 4.49% in the third quarter of 2013. The most significant factor influencing the positive change in the interest spread year-over-year was a 27 basis point decline in the cost of interest bearing liabilities. The Company’s net interest margin improved 23 basis points from 4.32% in the third quarter of 2012 to 4.55%, for the same period in 2013.

For the nine months ended September 30, 2013, net interest income of $32.4 million decreased $768,000, or 2.3%, from net interest income of $33.2 million for the first nine months of 2012. The Company’s net interest spread declined from 4.51% for the first nine months of 2012 to 4.28% for the same period in 2013. While the cost of interest bearing liabilities declined from 1.12% to 0.79% during the comparison period, the yield on earning assets declined by 56 basis points to 5.07% for the nine month period in 2013. The result was a net interest margin of 4.35% for the first nine months of 2013 compared with 4.58% for the first nine months in 2012.

The following tables compare the Company’s net interest margin, on a tax-equivalent basis, for the three months ended September 30, 2013, September 30, 2012 and June 30, 2013 and nine months ended September 30, 2013 and September 30, 2012.

NET INTEREST MARGIN
(Dollars in thousands)	For the three months ended
	September 30, 2013	June 30, 2013	September 30, 2012
Average interest earning assets	$1,004,053	$1,000,921	$981,090
Interest income	$13,171	$12,491	$12,872
Interest income - tax equivalent	$13,261	$12,575	$12,932
Yield on interest earning assets	5.24%	5.04%	5.27%
Average interest bearing liabilities	$923,193	$914,998	$915,514
Interest expense	$1,749	$1,791	$2,339
Cost of interest bearing liabilities	0.75%	0.79%	1.02%
Net interest income	$11,422	$10,700	$10,533
Net interest income - tax equivalent	$11,512	$10,784	$10,593
Interest spread	4.49%	4.25%	4.25%
Net interest margin	4.55%	4.32%	4.32%

	For the nine months ended
	September 30, 2013	September 30, 2012
Average interest earning assets	$1,003,813	$970,701
Interest income	$37,828	$40,800
Interest income - tax equivalent	$38,079	$40,982
Yield on interest earning assets	5.07%	5.63%
Average interest bearing liabilities	$922,534	$912,070
Interest expense	$5,434	$7,638
Cost of interest bearing liabilities	0.79%	1.12%
Net interest income	$32,394	$33,162
Net interest income - tax equivalent	$32,645	$33,344
Interest spread	4.28%	4.51%
Net interest margin	4.35%	4.58%

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Provision for Loan Losses

The Company did not record a provision for loan losses for the first nine months of 2013. The Company records a separate provision for loan losses for its non-covered loan portfolio and its FDIC covered loan portfolio. There was no provision for loan losses on the FDIC covered loan portfolio during the first nine months of 2013. Likewise, there was no provision for loan losses on the non-covered loan portfolio during the first nine months of 2013. For the non-covered loan portfolio, this was partially the result of increased coverage levels for the ratio of the allowance for loan losses to nonperforming loans and the ratio of the allowance for loan losses to nonaccrual loans. A decrease in the level of nonperforming assets to loans and other real estate owned and the level of net charge-offs for the periods has resulted in the increased coverage levels. These items will be presented in greater detail in the Asset Quality section of this press release.

The Company recorded a provision for loan losses of $750,000 for the first nine months of 2012. The provision for loan losses on non-covered loans was $1.0 million for the nine months ended September 30, 2012.  The provision for loan losses on the FDIC covered loan portfolio was $0 for the three months and a $250,000 credit for the nine months ended September 30, 2012.  Improvement in expected losses on the Company's FDIC covered portfolio resulted in the $250,000 provision benefit during the first quarter of 2012.

Noninterest Income

Noninterest income was $593,000 for the third quarter of 2013 compared with $1.3 million for the second quarter of 2013.  This is a linked quarter decrease of $745,000, or 55.7%. The most significant factor attributing to the decline was the loss on the sale of a loan of $614,000 incurred in the third quarter of 2013. Gain on sale of securities, net declined $92,000 and other noninterest income declined $79,000 on a linked quarter basis. Service charges on deposit accounts increased $40,000 during the quarter.

Year-over-year, noninterest income decreased $1.9 million, or 76.0%, from $2.5 million in the third quarter of 2012 to $593,000 in the third quarter of 2013. The loss on the loan sale mentioned above coupled with a reduction in realized gains on sales of securities resulted in this decline. Realized gains on sale of securities was $38,000 in the third quarter of 2013 compared with realized gains of $1.2 million for the same period in 2012. This equaled a decline of $1.1 million, or 96.8%, year-over-year.

Noninterest income declined $1.7 million, or 33.6%, for the nine month comparison periods ended September 30, 2013 and September 30, 2012. Noninterest income of $3.3 million for the first three quarters of 2013 compares with $4.9 million for the same period in 2012. A decrease of $908,000 in gains on sales of securities represents the largest decrease. Realized gains were $1.4 million for the first nine months of 2012 compared with $446,000 for the same period in 2013. The other primary driver for the decline in noninterest income was related to the aforementioned loss on the sale of a loan taken in the third quarter of 2013.

Noninterest Expense

On a linked quarter basis, noninterest expenses totaled $9.4 million for the three months ended September 30, 2013 and $9.8 million for the quarter ended June 30, 2013, a decline of $325,000, or 3.3%. Salaries and employee benefits increased $195,000, or 5.0%, during the third quarter of 2013 as management augmented staffing needs primarily in lending personnel and credit administration. FDIC indemnification asset amortization increased $124,000, or 7.8%, on a linked quarter basis and was $1.7 million for the third quarter of 2013. This increase is directly attributable to the gain on the sale of the A&D loan mentioned earlier in this release.

Noninterest expenses declined $925,000, or 8.9%, when comparing the third quarter of 2013 to the same period in 2012. Other operating expenses declined $990,000, from $2.3 million in the third quarter of 2012 to $1.3 million in the third quarter of 2013. Fewer losses or write-downs on the sale or disposition of OREO properties is the main contributor to the decline in other operating expenses. Additionally, FDIC assessment charges declined $143,000, or 38.9%, over these time frames. These declines were partially offset by slight increases in FDIC indemnification asset amortization and salaries and wages. FDIC indemnification asset amortization increased $137,000, or 8.7%, while salaries and employee benefits increased by $68,000, or 1.7%, during the same time frame.

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For the nine months ended September 30, 2013, noninterest expenses were $28.9 million, a decrease of $2.7 million, or 8.6%, from noninterest expenses of $31.6 million for the nine months ended September 30, 2012. Other operating expenses declined 14.3%, or $845,000, from $5.9 million for the nine months ended September 30, 2012 to $5.0 million for the same period in 2013. FDIC assessment declined $833,000, or 57.5%, from $1.4 million for the nine months ended September 30, 2012 to $615,000 for the nine months ended September 30, 2013. Indemnification asset amortization of $4.8 million for the nine months ended September 30, 2013 represented a decrease of 11.7% from $5.4 million during the same period in 2012. Lastly, salaries and employee benefits were down $453,000, or 3.6%, for the same time frame.

Income Taxes

Income tax expense was $800,000 for the three months ended September 30, 2013, compared with income tax expense of $673,000 in the second quarter of 2013. Income tax expense was $837,000 in the third quarter of 2012. For the nine months ended September 30, 2013, income tax expense was $2.0 million compared with $1.7 million for the same period in 2012.

FINANCIAL CONDITION

At September 30, 2013, the Company had total assets of $1.115 billion, a decrease of $38.3 million, or 3.3%, from total assets of $1.153 billion at December 31, 2012. Total loans were $646.2 million at September 30, 2013, decreasing $13.9 million from $660.1 million at December 31, 2012 and $2.4 million since September 30, 2012.  This decline is solely attributable to the re-classification of the Georgia loan portfolio to loans held for sale. Otherwise, loan growth has been steady for the Bank and would have been $18.9 million, excluding the Georgia-based portfolio. As anticipated, the carrying value of FDIC covered loans declined $7.4 million, or 8.7%, from December 31, 2012 and were $77.3 million at September 30, 2013. Non-covered loans equaled $569.0 million at September 30, 2013 compared to $575.5 million at December 31, 2012.

The following table shows the composition of the Company’s non-covered loan portfolio at September 30, 2013, June 30, 2013 and December 31, 2012.

NON-COVERED LOANS

(Dollars in thousands)	September 30, 2013		June 30, 2013		December 31, 2012
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$140,137	24.63%	$141,292	24.04%	$135,420	23.52%
Commercial	233,699	41.07%	244,839	41.65%	246,521	42.83%
Construction and land development	53,117	9.33%	61,333	10.43%	61,127	10.62%
Second mortgages	6,577	1.16%	7,002	1.19%	7,230	1.26%
Multifamily	34,640	6.09%	37,587	6.39%	28,683	4.98%
Agriculture	8,369	1.47%	8,977	1.53%	10,359	1.80%
Total real estate loans	476,539	83.75%	501,030	85.23%	489,340	85.01%
Commercial loans	85,440	15.02%	79,279	13.49%	77,835	13.52%
Consumer installment loans	5,563	0.98%	6,070	1.03%	6,929	1.20%
All other loans	1,480	0.26%	1,482	0.25%	1,526	0.27%
Gross loans	569,022	100.00%	587,861	100.00%	575,630	100.00%
Allowance for loan losses	(10,653)		(11,523)		(12,920)
Net unearned income/unamortized premium on loans	(62)		(104)		(148)
Non-covered loans, net of unearned income	$558,307		$576,234		$562,562

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The Company’s securities portfolio, excluding equity securities, decreased $47.8 million, or 13.6%, from $351.4 million at December 31, 2012 to $303.5 million at September 30, 2013. Realized gains were $446,000 during the first three quarters of 2013 through sales and call activity. The Company took a short-term position in a $40 million U.S. Treasury issue at December 31, 2012 to fully invest short-term excess cash balances on deposit by local municipal governments. The issue matured in the first quarter of 2013 and is the primary factor for the decrease in securities balances from December 31, 2012. The maturity of these funds was not reinvested but was offset by a decline in public funds.

The Company had cash and cash equivalents of $30.1 million at September 30, 2013, increasing $6.0 million or 24.8% from $24.1 million at December 31, 2012. There were $7.0 million in Federal funds purchased at September 30, 2013 compared with $5.4 million at December 31, 2012.

The following table shows the composition of the Company’s securities portfolio, excluding equity securities, at September 30, 2013, June 30, 2013 and December 31, 2012.

SECURITIES PORTFOLIO

(Dollars in thousands)	September 30, 2013		June 30, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Available for Sale
U.S. Treasury issue and other
U.S. Government agencies	$100,518	$99,829	$113,390	$113,205	$153,480	$153,277
U.S. Government sponsored agencies	487	489	-	-	500	503
State, county and municipal	137,396	134,144	135,227	133,435	112,110	117,596
Corporate and other bonds	7,398	7,408	6,963	7,002	7,530	7,618
Mortgage backed securities - U.S. Government agencies	7,777	7,693	11,810	11,887	15,192	15,560
Mortgage backed securities - U.S. Government sponsored agencies	21,156	21,074	12,580	12,596	14,349	14,524
Total securities available for sale	$274,732	$270,637	$279,970	$278,125	$303,161	$309,078

	September 30, 2013		June 30, 2013		December 31, 2012
	Amortized Cost	Fair Value	Amortized Cost	Fair Value	Amortized Cost	Fair Value
Securities Held to Maturity
State, county and municipal	$11,455	$12,219	$11,812	$12,602	$11,825	$12,967
Mortgage backed securities - U.S. Government Agencies	7,244	7,644	7,832	8,313	9,112	9,727
Mortgage backed securities - U.S. Government sponsored agencies	14,211	14,899	16,103	16,878	21,346	22,534
Total securities held to maturity	$32,910	$34,762	$35,747	$37,793	$42,283	$45,228

Interest bearing deposits at September 30, 2013 were $695.5 million, a decrease of $200.8 million from December 31, 2012. This decline is the direct result of the reclassification of approximately $176.0 million of interest bearing deposits to deposits held for sale as mentioned above.

The following table compares the mix of interest bearing deposits at September 30, 2013, June 30, 2013, December 31, 2012 and September 30, 2012.

INTEREST BEARING DEPOSITS

(Dollars in thousands)

	September 30, 2013	June 30, 2013	December 31, 2012	September 30, 2012
NOW	$93,026	$135,765	$142,923	$117,120
MMDA	92,814	110,976	113,171	113,288
Savings	73,996	83,562	77,506	76,499
Time deposits less than $100,000	222,657	279,972	287,422	292,374
Time deposits $100,000 and over	213,011	253,937	275,318	263,087
Total interest bearing deposits	$695,504	$864,212	$896,340	$862,368

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The Company had Federal Home Loan Bank advances of $31.5 million at September 30, 2013 compared with $49.8 million at December 31, 2012. The blended rate on the average balance of these borrowings was 1.38% during the first nine months of 2013, down from 3.12% for the same period in 2012.

Stockholders’ equity was $108.5 million at September 30, 2013 and $115.3 million at December 31, 2012. During the third quarter, the Bank retired $4.5 million of its outstanding TARP preferred stock, which lowered its equity base. However, the equity-to-asset ratios remained solid at 9.7% and 10.0%, respectively, at September 30, 2013 and December 31, 2012.

Asset Quality – non-covered assets

Nonaccrual loans were $13.0 million at September 30, 2013, down 38.0%, or $8.0 million, from nonaccrual loans of $21.0 million at December 31, 2012. The September 30, 2013 total is down $12.7 million, or 49.3%, from nonaccrual loans of $25.7 million at September 30, 2012. The decrease from December 31, 2012 was the net result of $2.1 million in additions to nonaccrual loans and $10.1 million in reductions. With respect to the reductions to nonaccrual loans, $2.8 million were paid out by the borrower or another lending institution, $1.7 million were moved to foreclosure, $2.5 million were charged-off, $2.3 million were returned to accrual status and $819,000 were the result of payments to existing credits.

Total nonperforming assets of $21.5 million at September 30, 2013 represented a decrease of $1.7 million, or 7.3%, during the third quarter of 2013. Nonperforming assets declined $10.8 million, or 33.4%, since December 31, 2012 and $16.2 million, or 42.9%, since September 30, 2012.

There were net charge-offs of $870,000 in the third quarter of 2013 compared with $735,000 in the second quarter of 2013 and a net recovery of $777,000 in the third quarter of 2012. Total charge-offs for the third quarter of 2013 were $1.0 million compared with $1.3 million in the second quarter of 2013 and $819,000 in the third quarter of 2012. Recoveries for the third quarter of 2013 were $148,000 compared with $567,000 in the second quarter of 2013 and $1.6 million in the third quarter of 2012.

Non-covered OREO increased $903,000 during the third quarter of 2013 to equal $8.5 million at September 30, 2013. The change in non-covered OREO during the third quarter of 2013 was reflected in additions of $1.2 million of which $352,000 were capitalized expenditures to improve properties. Reductions to OREO were $295,000 through sales and write-downs.  Non-covered OREO was $10.8 million at December 31, 2012 and $11.9 million at September 30, 2012.

The allowance for loan losses equaled 81.67% of non-covered nonaccrual loans at September 30, 2013 compared with 73.66% at June 30, 2013, 61.38% at December 31, 2012 and 55.59% at September 30, 2012. The ratio of the allowance for loan losses to total nonperforming assets was 49.45% at September 30, 2013, 49.59% at June 30, 2013, 39.94% at December 31, 2012 and 37.93% at September 30, 2012.  The ratio of nonperforming assets to loans and other real estate owned declined from 6.60% at September 30, 2012 to 3.73% at September 30, 2013. The ratio of nonperforming assets to loans and other real estate owned was 5.52% at December 31, 2012.

The following table reconciles the activity in the Company’s non-covered allowance for loan losses, by quarter, for the past five quarters.

CREDIT QUALITY
(Dollars in thousands)	2013			2012
	Third	Second	First	Fourth	Third
	Quarter	Quarter	Quarter	Quarter	Quarter
Allowance for loan losses:
Beginning of period	$11,523	$12,258	$12,920	$14,303	$13,526
Provision for loan losses	-	-	-	450	-
Charge-offs	(1,018)	(1,302)	(908)	(1,974)	(819)
Recoveries	148	567	246	141	1,596
Net (charge-offs) recovery	(870)	(735)	(662)	(1,833)	777
End of period	$10,653	$11,523	$12,258	$12,920	$14,303

The following table sets forth selected asset quality data, excluding FDIC covered assets, and ratios for the dates indicated:

8

ASSET QUALITY (NON-COVERED)
(Dollars in thousands)	2013			2012
	September	June	March	December	September
	30	30	31	31	30

Non-accruing loans	$13,044	$15,644	$18,963	$21,048	$25,730
Loans past due over 90 days and accruing interest	-	-	465	509	85
Total nonperforming non-covered loans	13,044	15,644	19,428	21,557	25,815
Other real estate owned non-covered	8,496	7,593	9,712	10,793	11,896
Total nonperforming non-covered assets	$21,540	$23,237	$29,140	$32,350	$37,711

Allowance for loan losses to loans	1.87%	1.96%	2.11%	2.25%	2.56%
Allowance for loan losses to nonperforming assets	49.45%	49.59%	42.07%	39.94%	37.93%
Allowance for loan losses to nonaccrual loans	81.67%	73.66%	64.64%	61.38%	55.59%
Nonperforming assets to loans and other real estate	3.73%	3.90%	4.94%	5.52%	6.60%
Net charge-offs for quarter to average loans, annualized	0.59%	0.50%	0.46%	1.30%	(0.56)%

A further breakout of nonaccrual loans, excluding covered loans, at September 30, 2013, June 31, 2013 and December 31, 2012 is below:

NON-COVERED NONACCRUAL LOANS
(Dollars in thousands)	September 30, 2013		June 30, 2013		December 31, 2012
	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans	Amount	% of Non- Covered Loans
Mortgage loans on real estate:
Residential 1-4 family	$4,492	0.79%	$5,232	0.89%	$5,562	0.97%
Commercial	1,530	0.27%	1,421	0.24%	5,818	1.01%
Construction and land development	6,500	1.14%	8,465	1.44%	8,815	1.53%
Second mortgages	135	0.02%	129	0.02%	141	0.03%
Multifamily	-	-	-	-	-	-
Agriculture	208	0.04%	223	0.04%	250	0.04%
Total real estate loans	12,865	2.26%	15,470	2.63%	20,586	3.58%
Commercial loans	127	0.02%	114	0.02%	385	0.07%
Consumer installment loans	52	0.01%	60	0.01%	77	0.01%
All other loans	-	-	-	-	-	-
Gross loans	$13,044	2.29%	$15,644	2.66%	$21,048	3.66%

Capital Requirements

Total stockholders’ equity declined $4.3 million during the third quarter of 2013 due to the aforementioned TARP principal payment of $4.5 million. The Company’s current plan, subject to the consent of its primary regulators, is to repay the TARP funds through minimum quarterly payments of $2.25 million while maintaining solid regulatory capital ratios.  Future payments will depend on regulatory approval of repurchases, as well as continuing an adequate level of the Company’s earnings to support the payments and satisfactory financial condition.

9

The Company’s ratio of total risk-based capital was 16.7% at September 30, 2013 compared with 17.0% at December 31, 2012. The tier 1 risk-based capital ratio was 15.5% at September 30, 2013 and 15.8% at December 31, 2012. The Company’s tier 1 leverage ratio was 9.5% at September 30, 2013 and 9.4% at December 31, 2012.  All capital ratios exceed regulatory minimums.

Earnings Conference Call and Webcast

The Company will host a conference call for the financial community on Friday, October 25, 2013, at 10:00 a.m. Eastern Time to discuss the second quarter 2013 financial results. The public is invited to listen to this conference call by dialing 877-870-4263 at least five minutes prior to the call.  Interested parties may also listen to this conference call through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

A replay of the conference call will be available from 12:00 noon Eastern Time on October 25, 2013 until 9:00 a.m. Eastern Time on November 4, 2013. The replay will be available by dialing 877-344-7529 and entering access code 10034897 or through the internet by accessing the “Corporate Overview – Corporate Profile” page of the Company’s internet site at www.cbtrustcorp.com.

About Community Bankers Trust Corporation and Essex Bank

Community Bankers Trust Corporation is the holding company for Essex Bank, a Virginia state bank with 23 full-service offices, 13 of which are in Virginia, six of which are in Maryland and four of which are in Georgia. The four branches in Georgia are scheduled to be sold in November 2013. The Bank also operates two loan production offices in Virginia. The Bank closed its branch office in Clinton, Maryland on August 16, 2013 and plans to open a new branch office in Annapolis, Maryland in the first quarter of 2014.

Additional information on the Bank is available on the Bank’s website at www.essexbank.com. For information on Community Bankers Trust Corporation, please visit its website at www.cbtrustcorp.com.

Forward-Looking Statements

This release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that are subject to risks and uncertainties. These forward-looking statements include, without limitation, statements with respect to the Company’s operations, performance, future strategy and goals. Actual results may differ materially from those included in the forward-looking statements due to a number of factors, including, without limitation, the effects of and changes in the following: the quality or composition of the Company’s loan or investment portfolios, including collateral values and the repayment abilities of borrowers and issuers; assumptions that underlie the Company’s allowance for loan losses; general economic and market conditions, either nationally or in the Company’s  market areas; current business, economic and market conditions in the Company’s Georgia market area; relationships with deposit customers in the Georgia market area; the ability of the Company to comply with regulatory actions, and the costs associated with doing so; the interest rate environment; competitive pressures among banks and financial institutions or from companies outside the banking industry; real estate values; the demand for deposit, loan, and investment products and other financial services; the demand, development and acceptance of new products and services; the Company’s compliance with, and the timing of future reimbursements from the FDIC to the Company under, the shared loss agreements; assumptions and estimates that underlie the accounting for loan pools under the shared loss agreements; consumer profiles and spending and savings habits; levels of fraud in the banking industry; the level of attempted cyber attacks in the banking industry; the securities and credit markets; costs associated with the integration of banking and other internal operations; management’s evaluation of goodwill and other assets on a periodic basis, and any resulting impairment charges, under applicable accounting standards; the soundness of other financial institutions with which the Company does business; inflation; technology; and legislative and regulatory requirements. Many of these factors and additional risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and other reports filed from time to time by the Company with the Securities and Exchange Commission. This press release speaks only as of its date, and the Company disclaims any duty to update the information in it.

Contact: Bruce E. Thomas

Executive Vice President/Chief Financial Officer

Community Bankers Trust Corporation

804-934-9999

10

Consolidated Balance Sheets

Unaudited Condensed

(Dollars in thousands)

	September 30, 2013	December 31, 2012	September 30, 2012
Assets
Cash and due from banks	$11,585	$12,502	$15,116
Interest bearing bank deposits	18,531	11,635	17,298
Federal funds sold	-	-	5,000
Total cash and cash equivalents	30,116	24,137	37,414
Securities available for sale, at fair value	270,637	309,078	256,394
Securities held to maturity	32,910	42,283	48,689
Equity securities, restricted, at cost	6,403	7,405	7,351
Total securities	309,950	358,766	312,434

Loans held for sale	25,396	1,266	1,736

Loans not covered by FDIC shared-loss agreements	568,960	575,482	559,532
Loans covered by FDIC shared-loss agreements	77,270	84,637	89,121
Allowance for loan losses (non-covered)	(10,653)	(12,920)	(14,303)
Allowance for loan losses (covered)	(484)	(484)	(456)
Net loans	635,093	646,715	633,894

Bank premises and equipment	28,078	33,638	34,002
Bank premises and equipment held for sale	5,177	-	-
Other real estate owned, non-covered	8,496	10,793	11,896
Other real estate owned, covered by FDIC	2,145	3,370	2,943
FDIC receivable	330	895	715
Bank owned life insurance	20,622	15,146	15,008
Core deposit intangibles, net	8,600	10,297	10,862
FDIC indemnification asset	27,115	33,837	36,191
Other assets	13,858	14,428	15,182
Total assets	$1,114,976	$1,153,288	$1,112,277

Liabilities
Deposits:
Noninterest bearing	72,795	77,978	78,388
Interest bearing	695,504	896,340	862,368
Total deposits	768,299	974,318	940,756

Deposits held for sale	192,199	-	-
Federal funds purchased and securities sold under agreements to repurchase	7,000	5,412	-
Federal Home Loan Bank advances	31,503	49,828	50,000
Trust preferred capital notes	4,124	4,124	4,124
Other liabilities	3,381	4,289	4,259
Total liabilities	1,006,506	1,037,971	999,139

Stockholders' Equity
Preferred stock (5,000,000 shares authorized $0.01 par value, 17,680 shares issued and outstanding)	13,180	17,680	17,680
Discount on preferred stock	(44)	(234)	(289)
Warrants on preferred stock	1,037	1,037	1,037
Common stock (200,000,000 shares authorized $0.01 par value; 21,701,131 shares issued and outstanding at September 30, 2013)	217	217	217
Additional paid in capital	144,595	144,398	144,351
Accumulated deficit	(46,736)	(50,609)	(51,906)
Accumulated other comprehensive income	(3,779)	2,828	2,048
Total stockholders' equity	$108,470	$115,317	$113,138
Total liabilities and stockholders' equity	$1,114,976	$1,153,288	$1,112,277

11

Consolidated Statements of Operations

Unaudited Condensed

(Dollars in thousands)

	Three months ended			Nine months ended
	September 30, 2013	June 30, 2013	September 30, 2012	September 30, 2013	September 30, 2012
Interest and dividend income
Interest and fees on loans	$7,513	$7,622	$7,710	$22,646	$22,971
Interest and fees on FDIC covered loans	3,538	2,745	2,931	8,942	11,211
Interest on federal funds sold	-	1	-	3	4
Interest on deposits in other banks	11	14	9	33	40
Investments (taxable)	1,934	1,945	2,103	5,717	6,219
Investments (nontaxable)	175	164	119	487	355
Total interest income	13,171	12,491	12,872	37,828	40,800
Interest expense
Interest on deposits	1,568	1,600	2,056	4,869	6,650
Interest on federal funds purchased	1	2	3	4	6
Interest on other borrowed funds	180	189	280	561	982
Total interest expense	1,749	1,791	2,339	5,434	7,638

Net interest income	11,422	10,700	10,533	32,394	33,162

Provision for loan losses	-	-	-	-	750
Net interest income after provision for loan losses	11,422	10,700	10,533	32,394	32,412

Noninterest income
Gain on sale of securities, net	38	130	1,180	446	1,354
Service charges on deposit accounts	741	701	716	2,105	2,007
Gain/(loss) on sale of other loans, net	(614)	-	-	(614)	-
Other	428	507	575	1,320	1,547
Total noninterest income	593	1,338	2,471	3,257	4,908

Noninterest expense
Salaries and employee benefits	4,096	3,901	4,028	11,990	12,443
Occupancy expenses	690	717	708	2,070	2,024
Equipment expenses	276	247	266	790	831
Legal fees	24	38	3	75	42
Professional fees	52	139	74	241	307
FDIC assessment	225	223	368	615	1,448
Data processing fees	485	551	473	1,573	1,489
FDIC indemnification asset amortization	1,716	1,592	1,579	4,809	5,444
Amortization of intangibles	566	566	565	1,697	1,695
Other operating expenses	1,303	1,784	2,294	5,042	5,888
Total noninterest expense	9,433	9,758	10,358	28,902	31,611

Net income before income taxes	2,582	2,280	2,646	6,749	5,709
Income tax expense	800	673	837	2,036	1,700
Net income	1,782	1,607	1,809	4,713	4,009
Dividends on preferred stock	208	221	221	650	663
Accretion of discount on preferred stock	73	59	55	190	165
Net income available to common stockholders	$1,501	$1,327	$1,533	$3,873	$3,181

12

Income Statement Trend Analysis

Unaudited

(Dollars in thousands)

	Three months ended			Three months ended
	September 30,	June 30,	March 31,	December 31,	September 30,
	2013	2013	2013	2012	2012
Interest and dividend income
Interest and fees on loans	$7,513	$7,622	$7,511	$7,687	$7,710
Interest and fees on FDIC covered loans	3,538	2,745	2,659	2,894	2,931
Interest on federal funds sold	-	1	2	1	-
Interest on deposits in other banks	11	14	8	14	9
Investments (taxable)	1,934	1,945	1,838	2,189	2,103
Investments (nontaxable)	175	164	148	134	119
Total interest income	13,171	12,491	12,166	12,919	12,872
Interest expense
Interest on deposits	1,568	1,600	1,701	1,858	2,056
Interest on federal funds purchased	1	2	1	3	3
Interest on other borrowed funds	180	189	192	193	280
Total interest expense	1,749	1,791	1,894	2,054	2,339

Net interest income	11,422	10,700	10,272	10,865	10,533

Provision for loan losses	-	-	-	450	-
Net interest income after provision for loan losses	11,422	10,700	10,272	10,415	10,533
Noninterest income
Gains on sale of securities, net	38	130	278	138	1,180
Service charges on deposit accounts	741	701	663	729	716
Gain/(loss) on sale of other loans, net	(614)	-	-	-	-
Other	428	507	385	431	575
Total noninterest income	593	1,338	1,326	1,298	2,471
Noninterest expense
Salaries and employee benefits	4,096	3,901	3,993	4,068	4,028
Occupancy expenses	690	717	663	691	708
Equipment expenses	276	247	267	256	266
Legal fees	24	38	13	9	3
Professional fees	52	139	50	84	74
FDIC assessment	225	223	167	37	368
Data processing fees	485	551	537	335	473
FDIC indemnification asset amortization	1,716	1,592	1,501	1,492	1,579
Amortization of intangibles	565	566	565	566	565
Other operating expenses	1,304	1,784	1,955	2,154	2,294
Total noninterest expense	9,433	9,758	9,711	9,692	10,358

Net income before income tax	2,582	2,280	1,887	2,021	2,646
Income tax benefit	800	673	563	448	837
Net income	1,782	1,607	1,324	1,573	1,809
Dividends on preferred stock	208	221	221	221	221
Accretion of discount on preferred stock	73	59	58	55	55
Net income available to common stockholders	$1,501	$1,327	$1,045	$1,297	$1,533

13

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Three months ended September 30, 2013			Three months ended September 30, 2012
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$592,172	$7,513	5.03%	$556,355	$7,710	5.54%
Loans covered by FDIC shared-loss agreements	77,497	3,538	18.11%	91,036	2,931	12.88%
Total loans	669,669	11,051	6.55%	647,391	10,641	6.57%
Interest bearing bank balances	17,416	11	0.27%	16,057	9	0.23%
Federal funds sold	1,391	-	0.10%	842	-	0.10%
Investments (taxable)	293,941	1,934	2.63%	304,075	2,103	2.77%
Investments (tax exempt)(1)	21,636	265	4.89%	12,725	179	5.66%
Total earning assets	1,004,053	13,261	5.24%	981,090	12,932	5.27%
Allowance for loan losses	(11,932)			(14,129)
Non-earning assets	129,392			140,065
Total assets	$1,121,513			$1,107,026

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$245,660	$194	0.31%	$239,089	$190	0.32%
Savings	85,836	75	0.35%	74,785	56	0.30%
Time deposits	535,699	1,299	0.96%	555,894	1,810	1.30%
Total interest bearing deposits	867,195	1,568	0.72%	869,768	2,056	0.95%
Fed funds purchased and securities sold under agreements to repurchase	654	1	0.68%	1,872	3	0.72%
FHLB and other borrowings	55,344	180	1.28%	43,874	280	2.56%
Total interest bearing liabilities	923,193	1,749	0.75%	915,514	2,339	1.02%
Non-interest bearing deposits	84,428			72,300
Other liabilities	3,808			4,623
Total liabilities	1,011,429			992,437
Stockholders' equity	110,084			114,589
Total liabilities and stockholders' equity	$1,121,513			$1,107,026
Net interest earnings		$11,512			$10,593
Interest spread			4.49%			4.25%
Net interest margin			4.55%			4.32%

(1)     Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

14

Net Interest Margin Analysis

Average Balance Sheet

(Dollars in thousands)

	Nine months ended September 30, 2013			Nine months ended September 30, 2012
	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid	Average Balance Sheet	Interest Income / Expense	Average Rates Earned / Paid
ASSETS:
Loans, including fees	$585,304	$22,646	5.17%	$553,154	$22,971	5.54%
Loans covered by FDIC shared-loss agreements	80,450	8,942	14.86%	93,192	11,211	16.04%
Total loans	665,754	31,588	6.34%	646,346	34,182	7.05%
Interest bearing bank balances	18,079	33	0.25%	22,019	40	0.24%
Federal funds sold	4,353	3	0.10%	4,796	4	0.11%
Investments (taxable)	295,689	5,717	2.58%	285,140	6,219	2.91%
Investments (tax exempt)(1)	19,938	738	4.93%	12,400	537	5.78%
Total earning assets	1,003,813	38,079	5.07%	970,701	40,982	5.63%
Allowance for loan losses	(12,763)			(14,694)
Non-earning assets	130,516			146,689
Total assets	$1,121,566			$1,102,696

LIABILITIES AND STOCKHOLDERS' EQUITY
Demand - interest bearing	$244,573	$574	0.31%	$237,756	$671	0.38%
Savings	81,974	207	0.34%	73,003	198	0.36%
Time deposits	540,923	4,088	1.01%	558,079	5,781	1.38%
Total interest bearing deposits	867,470	4,869	0.75%	868,838	6,650	1.02%
Fed funds purchased and securities sold under agreements to repurchase	710	4	0.73%	1,185	6	0.71%
FHLB and other borrowings	54,354	561	1.38%	42,047	982	3.12%
Total interest bearing liabilities	922,534	5,434	0.79%	912,070	7,638	1.12%
Non-interest bearing deposits	80,377			71,148
Other liabilities	3,954			4,637
Total liabilities	1,006,865			987,855
Stockholders' equity	114,701			114,841
Total liabilities and stockholders' equity	$1,121,566			$1,102,696
Net interest earnings		$32,645			$33,344
Interest spread			4.28%			4.51%
Net interest margin			4.35%			4.58%

(1)     Income and yields are reported on a tax equivalent basis assuming a federal tax rate of 34%.

15

Non-GAAP Financial Measures

The information below presents certain financial information determined by methods other than in accordance with accounting principles generally accepted in the United States of America (GAAP). Common tangible book value equals total stockholders’ equity less preferred stock, goodwill and identifiable intangible assets, and common tangible book value per share is computed by dividing common tangible book value by the number of common shares outstanding. Common tangible assets equal total assets less preferred stock, goodwill and identifiable intangible assets.

Management believes that common tangible book value and the ratio of common tangible book value to common tangible assets are meaningful because they are some of the measures that the Company and investors use to assess capital adequacy. Management believes that presenting the change in common tangible book value per share, the change in stock price to common tangible book value per share, and the change in the ratio of common tangible book value to common tangible assets provide meaningful period-to-period comparisons of these measures.

These measures are a supplement to GAAP used to prepare the Company’s financial statements and should not be viewed as a substitute for GAAP measures. In addition, the Company’s non-GAAP measures may not be comparable to non-GAAP measures of other companies. The following table reconciles these non-GAAP measures from their respective GAAP basis measures.

	September 30, 2013	December 31, 2012	September 30, 2012
Common Tangible Book Value
Total stockholder's equity	108,470,000	115,317,000	113,138,000
Preferred stock (net)	14,173,000	18,483,000	18,428,000
Core deposit intangible (net)	8,600,000	10,297,000	10,862,000
Common tangible book value	85,697,000	86,537,000	83,848,000
Shares outstanding	21,701,131	21,670,212	21,656,951
Common tangible book value per share	$3.95	$3.99	$3.87

Stock Price	$3.68	$2.65	$2.80

Price/common tangible book	93.2%	66.4%	72.3%

Common tangible book/common tangible assets
Total assets	1,114,976,000	1,153,288,000	1,112,277,000
Preferred stock (net)	14,173,000	18,483,000	18,428,000
Core deposit intangible	8,600,000	10,297,000	10,862,000
Common tangible assets	1,092,203,000	1,124,508,000	1,082,987,000
Common tangible book	85,697,000	86,537,000	83,848,000
Common tangible equity to assets	7.85%	7.70%	7.74%

16